Exhibit 99.4

OPTICAL COMPONENTS BUSINESS OF CORNING

Unaudited Interim Financial Statements

as of June 30, 2003 and for the
six month periods ended June 30, 2003 and 2002 and
Audited Financial Statements as of
December 31, 2002 and 2001 and for
each of the years in the three year
period ended December 31, 2002

Report of Independent Accountants

To the Board of Directors and Shareholders of

Corning Incorporated:

      In our opinion, the accompanying statements of assets to be acquired and liabilities to be assumed and the related statements of net revenues and direct operating expenses present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the optical components business of Corning, part of the photonic technologies business of Corning Incorporated (“Corning”), at December 31, 2002 and 2001, and the net revenues and direct operating expenses for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Corning’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 2, the optical components business of Corning is a fully integrated business of Corning Incorporated; consequently, these financial statements have been derived from the consolidated financial statements and accounting records of Corning and reflect significant assumptions and allocations. Moreover, as indicated in Note 2, the optical components business of Corning relies on Corning and its other businesses for administrative, management and other services, of which the costs relating to certain services have been excluded from these financial statements. The accompanying financial statements were prepared solely to present the assets to be acquired and liabilities to be assumed and the related net revenues and direct operating expenses of the optical components business of Corning, pursuant to the Share Acquisition and Asset Purchase Agreement dated May 12, 2003 as discussed in Note 1, among Avanex Corporation, Alcatel and Corning, and is not intended to be a complete presentation of the optical components business financial position or results of operations.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 4, 2003

OPTICAL COMPONENTS BUSINESS OF CORNING

STATEMENTS OF NET REVENUES AND DIRECT OPERATING EXPENSES

(dollars in thousands)

	Six Months Ended
	June 30,		Years Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Net revenues	$17,184	$48,962	$66,865	$254,296	$736,019
Cost of revenues	10,038	49,877	76,292	472,754	517,652

Gross profit (loss)	7,146	(915)	(9,427)	(218,458)	218,367
Direct operating expenses:
Research, development and engineering	9,570	16,167	29,247	77,009	59,686
Sales and marketing	3,509	4,203	5,056	15,342	14,617
General and administrative	8,178	10,660	17,684	24,864	24,833
Acquired in-process research and development	—	—	—	—	235,000
Amortization of patents	—	1,662	3,401	6,313	529
Impairment of long-lived assets	—	14,300	161,486	131,418	—
Restructuring charges	—	1,739	8,761	25,156	—
Other expense (income), net	89	339	336	(278)	—

Total direct operating expenses	21,346	49,070	225,971	279,824	334,665

Direct expenses in excess of net revenues	$(14,200)	$(49,985)	$(235,398)	$(498,282)	$(116,298)

The accompanying notes are an integral part of these financial statements.

OPTICAL COMPONENTS BUSINESS OF CORNING

STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

(dollars in thousands)

		December 31,
	June 30,
	2003	2002	2001

	(Unaudited)
Current assets — Inventories	$13,022	$15,938	$59,462
Equipment, net	4,633	4,832	115,068
Patents, net	—	—	40,820

Total assets to be acquired	17,655	20,770	215,350

Current liabilities — Product warranty	(12,165)	(22,464)	(23,826)

Commitments and contingencies
Net assets to be acquired and liabilities to be assumed	$5,490	$(1,694)	$191,524

The accompanying notes are an integral part of these financial statements.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS

(Dollars in thousands, unless otherwise noted)

1.	Description of Optical Components Business of Corning and Overview of Corning Asset Purchase Transaction

Description of Optical Components Business of Corning

      Avanex Corporation (Avanex), Alcatel and Corning Incorporated (Corning) have entered into a Share Acquisition and Asset Purchase Agreement dated as of May 12, 2003 (the “purchase agreement”) whereby Avanex has agreed, among other things, to acquire certain assets and assume certain liabilities of Corning’s photonic technologies business (the “Corning Asset Purchase”). In accordance with the purchase agreement, Avanex will acquire certain assets and assume certain liabilities relating to the following Corning photonic technologies business products (specifically referred to herein as the “optical components business”):

•	Amplifiers: Corning manufactures erbium doped fiber amplifier optical amplifiers and Raman amplification pump modules. These products are designed to enhance the wavelength division multiplexed optical signals propogating through an optical waveguide without reconversion of the signal to electrical signals. These products permit an optical signal to travel a greater distance between electronic terminals and regenerators, thereby substantially reducing the costs of a telecommunications network. These products incorporate multiple passive and active components such as erbium fiber, fiber couplers, and isolators, pump combiners and pump lasers. Corning manufactures its optical amplifiers at its Erwin Park, New York production facility.

•	Dispersion Compensation Modules: Corning manufactures dispersion compensating fiber that compensates for the chromatic dispersion experienced by a light pulse as it propogates through an optical waveguide. Chromatic dispersion is a property of fiber that causes light pulses to spread over distance. Chromatic dispersion limits the bit-rate and the transmission distance that can be achieved by a light pulse propagating through an optical waveguide. Dispersion compensating fiber is packaged in a housing and sold as a module. In connection with this proposed transaction, Corning is not selling or licensing to Avanex any of its technology relating to the manufacture of dispersion compensating fiber. Avanex will acquire certain know-how related to the packaging of dispersion compensating fiber and will acquire rights to market and sell the packaged dispersion compensation module. Corning packages its dispersion compensation modules at its Erwin Park, New York production facility.

•	Modulators: Corning manufactures integrated optic lithium-niobate external modulators for advanced optical telecommunication systems. An external modulator imposes a signal on a light beam passing through the modulator by switching between transparent and opaque modes. In so doing, modulators encode information being transmitted through a waveguide. Corning manufactures its modulators at its Milan, Italy production facility.

      In addition to those assets related to the products manufactured and sold by Corning’s optical components business described in the preceding section, pursuant to the Corning Asset Purchase, Avanex will acquire rights to intellectual property owned by Corning (subject to any pre-existing license grants to which such intellectual property may be subject) that relate to certain other products offered by Corning’s photonic technology business, described below:

•	Multiplexers/ Demultiplexers: Multiplexing and demultiplexing (mux/demux) allow a communications system to combine signals at several different wavelengths to pass through the same optical fiber with minimal interaction until the signals are then split apart and routed to their separate intended destinations. This technology increases the transmission capacity of a single optical fiber without the need to install additional cables. Thin-film filters (as described below) are frequently used in mux/demux modules. Corning distributes mux/demux modules manufactured by its joint

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

venture in Korea, Samsung Corning Micro Optics Company Ltd. Avanex will not acquire Corning’s interest in this joint venture, though Avanex will acquire certain items of Corning’s intellectual property in the area of thin-film filters and packaging of mux/demux modules.

•	Signal Lasers and Detectors: A signal laser provides the light source for a fiber-optic communications system. The specific wavelengths chosen to be transmitted are matched to the properties of an optical fiber. The signal laser transmits at the chosen wavelength at a power level that is selected to send the chosen wavelength(s) through the optical fiber. This light source is modulated as described previously so that it carries the desired signal. A detector, or receiver, detects a light signal and converts it into electrical form. Avanex will acquire certain items of Corning’s intellectual property in this field, typically referred to as Tx/ Rx.

•	Pump Lasers: A pump laser, coupled with amplifying fiber and the other components of an optical amplifier, amplifies optical signals without having to convert them into electronic form for regeneration. The pump laser provides the necessary energy source to excite the erbium atoms in erbium-doped fiber so that the optical signal traveling through the erbium fiber amplifier module can be amplified. Corning manufactures pump lasers at its production facility in Bedford, Massachusetts. Though Avanex is not acquiring this production facility from Corning, Avanex and Corning intend to transfer technology related to Corning’s production of pump lasers to an Optronics division facility in to Nozay, France that is to be acquired by Avanex through the Optronic Share Acquisition.

•	Thin Film Filters: Optical thin film coatings are microscopic layers of materials, such as silicon and magnesium fluoride, applied to the surface of a substrate. Thin film coatings work by transmitting or reflecting light at specified wavelengths in order to flatten, multiplex or demultiplex optical signals.

•	Gratings: Gratings technology is used to separate and filter multiple wavelengths of light propagating in the same fiber. These gratings are generally used in signal monitoring, dispersion compensation and gain flattening applications.

      Avanex will not acquire any intellectual property rights owned by Corning that relate to the design, manufacture, or production of any type of optical fiber.

      Avanex anticipates making offers of employment to approximately 400 employees of the optical components business. These employees are primarily located at the Erwin Park, New York and Milan, Italy facilities.

Overview of Corning Asset Purchase Transaction

      In accordance with the purchase agreement, Avanex will complete the Corning Asset Purchase and acquire the Corning optical components business in exchange for 17% of the outstanding shares of Avanex common stock on a post-transaction basis. Specifically, terms of the Corning Asset Purchase comprise the following:

a.	Avanex will acquire specifically identified inventories and equipment relating to the Corning optical components business at the Erwin Park, New York and Milan, Italy facilities.

b.	Avanex has agreed to assume product warranty obligations of the optical components business, including certain identified repair programs. Corning has agreed to reimburse Avanex on an as-incurred basis for costs to complete the identified repair obligations (up to an agreed maximum reimbursement of $14,165). In addition, Corning has agreed to contribute cash to Avanex at the transaction closing date equal to the optical components business then-current liability of other

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

estimated warranty obligations. The amount of the cash contribution is currently estimated at approximately $1,400.

c.	Corning will sublease the Erwin Park, New York facility and transfer the Milan, Italy lease to Avanex.

d.	Avanex and Corning will enter into an intellectual property rights agreement whereby Corning will assign to Avanex approximately 153 families of patents relating to Corning’s optical components business. In addition, Avanex will acquire license rights under additional Corning patents to the extent such patents have use or application to the manufacture, production or sale of the Corning optical component business products.

e.	Corning will pay to Avanex cash equal to $20,000.

      The purchase agreement also provides, that upon completion of the Corning Asset Purchase, Avanex and Corning will enter into the following agreements:

a.	Corning and Avanex will enter into a dispersion compensation optical fiber supply contract whereby Avanex will purchase its annual requirements for dispersion compensation optical fiber from Corning.

b.	Corning and Avanex will enter into a transition services agreement whereby Corning will provide information systems, accounting, finance and human resources support to Avanex. Transition services are expected to be provided to Avanex for one year following the closing date; however, certain enumerated services and information technology infrastructure services may be provided for the life of the Erwin Park lease. Transition services may be terminated by Avanex at an earlier date at the request of Avanex.

2.	Basis of Presentation

      These carve-out financial statements have been prepared for the purpose of presenting the assets to be acquired and liabilities to be assumed of the Corning optical components business at June 30, 2003 (unaudited) and December 31, 2002 and 2001 and the related net revenues and direct operating expenses for the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) and for each of the three years in the period ended December 31, 2002, as such information pertains to the Corning Asset Purchase by Avanex.

      The accompanying financial statements have been prepared from the consolidated financial statements and accounting records of Corning and reflect significant assumptions and allocations. Moreover, the optical components business relies on Corning for administrative, management and other services, of which the costs for certain services have been excluded from these financial statements as disclosed herein. Corning’s optical components business is part of Corning’s photonic technologies business, which is included in Corning’s telecommunications reportable segment. Since separate complete financial statements were not maintained for the operations of Corning’s optical components business, preparation of statements of operations and cash flows, including amounts charged for income taxes, interest and indirect expenses, is impractical. Additionally, since only certain assets are being acquired and certain liabilities are being assumed, a balance sheet and statement of stockholders’ equity is not applicable. Accordingly, the assets to be acquired and liabilities to be assumed and related net revenues and direct operating expenses presented in the financial statements may not be indicative of the financial position or results of operations of the optical components business had it been a separate stand alone entity, independent of Corning for all periods reported. Management believes the assumptions underlying the financial statements, including the methods used to allocate costs, are reasonable.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following principal items have been excluded from the financial statements either because they would not provide meaningful information to the readers of these financial statements or because they are specifically excluded from the assets to be acquired and liabilities to be assumed pursuant to the terms of the Corning Asset Purchase:

Cash Flow Data

      Statements of cash flows have not been presented for each of the six months ended June 30, 2003 and 2002 and for each of the three years in the period ended December 31, 2002. This reflects the fact that, except for capital expenditures, investing and financing activities of the assets and liabilities to be acquired by Avanex were effected through Corning’s centrally controlled treasury management function, and were not isolated to the assets and liabilities being sold. Indicative operating cash flows for the Corning optical components business for each of the six months ended June 30, 2003 (unaudited) and 2002 (unaudited) and the three years in the period ended December 31, 2002 can be derived from these carve out statements as follows:

	Six Months Ended
	June 30,		Years Ended December 31,

	2003	2002	2002	2001	2000

	(Unaudited)
Direct expenses in excess of net revenues	$(14,200)	$(49,985)	$(235,398)	$(498,282)	$(116,298)
Non-cash items:
Depreciation and amortization	211	9,808	18,330	35,132	23,277
Inventory write-downs and supplier reserves	—	—	5,022	189,549	—
Restructuring charges	—	1,739	8,761	25,156	—
Impairment of long-lived assets	—	14,300	161,486	131,418	—
Acquired in-process research and development	—	—	—	—	235,000
Changes in non-cash working capital components:
Decrease (increase) in inventories	2,916	43,736	18,502	(5,069)	(139,740)
(Decrease) increase in warranty	(10,299)	150	(1,362)	21,371	2,455

	$(21,372)	$19,748	$(24,659)	$(100,725)	$4,694

Corporate overhead costs allocated to the photonic technologies business

      Corporate overhead costs include certain administrative, accounting, audit, tax, treasury, environmental, legal, human resources, employee benefits, communications and risk management services provided by Corning. These costs are allocated by Corning to the photonic technologies business based on a percentage of sales. However, these costs have been excluded from the statements of net revenues and direct operating expenses because an allocation of corporate overhead costs by the photonic technologies business to the optical components business is not reflected in management reporting by Corning and any allocation would be arbitrary.

Interest expense

      Corning allocates consolidated interest expense to its businesses, including the photonic technologies business, based on a percentage of net assets. Interest cost allocated to the photonic technologies business is not indicative of direct financing activity. Interest has been excluded from the statements of net

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

revenues and direct operating expenses of the optical components business because such allocation would be arbitrary.

Income tax provision

      Corning allocates consolidated income tax expense to its businesses, including the photonic technologies business, using various methods. Income tax expense allocated to the photonic technologies business is not indicative of its tax provision had the photonic technologies business operated as an independent company. Further, an income tax provision has not been allocated to the optical components business because the optical components business is not a corporate entity and, therefore, such allocation would be arbitrary.

Cash balances

      The Corning optical components business participates in the Corning centralized cash management system, and accordingly, does not maintain separate cash balances other than minimal imprest accounts. However, Corning will pay to Avanex cash equal to $20,000 plus a certain amount relating to Avanex’s assumption of certain product warranty liabilities at the transaction closing date.

Accounts receivable, specifically identified inventory, prepaids and other current assets, accounts payable, accrued salaries, wages and benefits, accrued restructuring, other current liabilities and intercompany accounts

      These balances have been excluded from the financial statements because these amounts will not be acquired or assumed by Avanex pursuant to the purchase agreement.

3.	Summary of Significant Accounting Policies

Unaudited Financial Statements

      The accompanying statement of assets to be acquired and liabilities to be assumed at June 30, 2003 and the related statements of net revenues and direct operating expenses for the six months ended June 30, 2003 and 2002 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that Corning considers necessary for a fair statement of the optical components business assets to be acquired and liabilities to be assumed as of such date and the net revenues and direct operating expenses for those periods. The net revenues and direct operating expenses for the six months ended June 30, 2003 are not necessarily indicative of the results which may be expected for the year ended December 31, 2003 or any future period.

Use of Estimates

      The preparation of the financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods could differ from those estimates. Estimates are used when accounting for product warranty reserves, in-process research and development, inventory obsolescence, depreciation, amortization, restructuring, and impairments of long-lived assets, among others.

Revenue Recognition

      Revenue is recognized when it is realized or realizable and has been earned. Product revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written arrangements and sales terms are complete

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

and payment is reasonably assured. Revenue is reduced for estimated product returns and allowances based on past experience.

Inventories

      Inventories are stated at the lower of cost (first-in, first-out basis) or market. Provision for potentially obsolete or slow-moving inventory is made based on management’s analysis of inventory levels and future sales forecasts.

Equipment

      Equipment is recorded at salvage value at June 30, 2003 and December 31, 2002 and at cost less accumulated depreciation at December 31, 2001. Depreciation is based on the estimated useful lives of the related assets using the straight-line method. The estimated useful lives range from 3-20 years for equipment and 3-5 years for internal use and purchased software. Expenditures for major additions are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. Since the equipment was written down to its salvage value at December 31, 2002, no depreciation was incurred in the first six months of 2003. See Note 11.

Impairment of Long-Lived Assets

      The recoverability of long-lived assets, including intangible assets, is reviewed when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted) of its related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate the fair value of long-lived assets. See Note 11.

Research, Development and Engineering

      Research, development and engineering costs are expensed as incurred and primarily relate to activities performed by Corning’s photonic technologies business specifically for the Corning optical components business. Amounts have been allocated to the optical components business primarily on a direct efforts expended basis.

      Corning also conducts exploratory research, development and engineering at the corporate level, of which a portion of related costs for such activities is allocated to the photonic technologies business. However, these costs have been excluded from the statements of net revenue and direct operating expenses because an allocation of the corporate costs by the photonics technologies business to the optical components business is not reflected in management reporting by Corning and any allocation would be arbitrary.

Sales and Marketing

      Sales and marketing expenses consist primarily of marketing, sales and customer service support, as well as promotional and other marketing expenses. These activities are incurred on a centralized basis by the photonic technologies business and are allocated to its products, including the optical components business, primarily using a relative percentage of budgeted revenues or direct efforts expended basis compared to other product lines in the business. As the product offerings in the photonic technologies business changed significantly over the period 2000 to 2003, the absolute amount of allocated costs to the carved-out optical components business varied significantly between periods as the optical components

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

business absorbed varying amounts of fixed costs associated with sales and marketing activities. Although Corning believes the allocations and charges for such services are reasonable, the costs of these services charged to the optical components business may not be indicative of the costs that would have been incurred if the optical components business operated as an independent company.

General and Administrative

      General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, human resources, allocated facilities, and other expenses. These activities are incurred on a centralized basis by the photonic technologies business and are allocated to its products, including the optical components business, primarily using a relative percentage of budgeted revenues or direct efforts expended basis compared to other product lines in the business. As the product offerings in the photonic technologies business changed significantly over the period 2000 to 2003, the absolute amount of allocated costs to the carved-out optical components business varied significantly between periods as the optical components business absorbed varying amounts of fixed costs associated with general and administrative activities. Although Corning believes the allocations and charges for such services are reasonable, the costs of these services charged to the optical components business may not be indicative of the costs that would have been incurred if the optical components business operated as an independent company.

Foreign Currencies

      The statements of assets to be acquired and liabilities to be assumed accounts relating to the Milan, Italy transactions are translated at period-end exchange rates, and statements of net revenues and direct operating expenses are translated at average exchange rates for the period. Foreign currency transaction gains and losses are included in other expense (income), net in the statements of net revenues and direct operating expenses.

New Accounting Standards

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Among other provisions, all future business combinations will be accounted for using the purchase method of accounting and the use of the pooling-of-interests method is prohibited for transactions initiated after June 30, 2001. In addition, goodwill will no longer be amortized but will be subject to impairment tests at least annually. SFAS No. 142 was effective for Corning on January 1, 2002. Corning acquired its Milan, Italy operation in December 2000 and accounted for the transaction as a purchase, recording goodwill. These carve-out statements do not include an allocation of the goodwill amortization recorded by Corning in 2001 as this asset will not be acquired by Avanex.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This standard addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 was effective for Corning on January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Corning optical components business assets and related operations.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This standard supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The standard retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used. Corning adopted SFAS No. 144 on January 1, 2002. Since such date, Corning has followed this standard to measure impairments of long-lived assets with respect to the Corning optical components business assets and related operations.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This standard nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than the date of an entity’s commitment to an exit plan. SFAS No. 146 was effective for Corning on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on the Corning optical components business assets and related operations.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which expands previously issued accounting guidance and disclosure requirements for certain guarantees. The Interpretation requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability has been applied on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material impact on the Corning optical components business assets and related operations.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which requires all VIEs to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interests in the VIE. In addition, the interpretation expands disclosure requirements for both VIEs that are consolidated as well as VIEs from which the entity is the holder of a significant amount of the beneficial interests, but not the majority. The disclosure requirements of this interpretation are effective for all financial statements issued after January 31, 2003. The adoption of this interpretation is not expected to have a material impact on the Corning optical components business assets and related operations.

4.	Inventories

      Inventories consisted of the following:

		December 31,
	June 30,
	2003	2002	2001

	(Unaudited)
Finished goods	$4,667	$4,133	$18,046
Work-in-process	636	974	2,454
Raw materials	7,719	10,831	38,962

Total inventories	$13,022	$15,938	$59,462

      During the second quarter of 2002, the optical components business settled an open matter with a significant vendor resulting in the reversal of a vendor reserve of $20,000 that was recorded in the second quarter of 2001. However, this reversal was offset by additional inventory write-offs of $25,022 recorded in 2002.

      During the second quarter of 2001, major customers in Corning’s photonic technologies business, including those of the Corning optical components business, reduced their order forecasts and canceled orders already placed. As a result, management determined that certain products were not likely to be sold in their product life cycle. Corning recorded a charge to write-down excess and obsolete inventory of $114,104 in cost of revenues in the second quarter of 2001. Also during the second quarter of 2001, Corning recorded a $53,000 supplier reserve and a $5,000 reserve for product warranty. In the fourth quarter of 2001, Corning recorded an additional charge of $28,445 in cost of revenues for excess and

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

obsolete inventory in response to weak demand related to the Corning optical components business, as well as an additional $11,000 reserve for product warranty, and reversed $6,000 in supplier reserves.

5.	Equipment

      Equipment consisted of the following:

		December 31,
	June 30,
	2003	2002	2001

	(Unaudited)
Equipment and software	$57,166	$58,264	$187,044
Construction-in-progress	720	742	5,879

	57,886	59,006	192,923
Accumulated depreciation and amortization	(53,253)	(54,174)	(77,855)

Equipment, net	$4,633	$4,832	$115,068

      Depreciation and amortization was $14,929, $28,819 and $22,748 for the three years ended December 31, 2002, 2001 and 2000, respectively.

      In 2001 and 2002, the Corning optical components business underwent several restructuring actions that directly affected the equipment at these locations. In addition, in the fourth quarter of 2002, management determined that the long-lived assets of the optical components business were no longer recoverable. The Corning optical components business equipment was written down to its salvage value, as such amount was the best estimate of fair value. As a result, there is no depreciation expense in the period subsequent to December 31, 2002. See Note 11.

6.	Patents

		December 31,
	June 30,
	2003	2002	2001

	(Unaudited)
Patents, gross	$11,213	$11,213	$48,261
Accumulated amortization	(11,213)	(11,213)	(7,441)

Patents, net	$—	$—	$40,820

      Amortization expense was $3,401, $6,313 and $529 for the years ended December 31, 2002, 2001 and 2000, respectively. As discussed in Note 11, Corning recorded impairment charges of $39,764 and $80,567 in 2002 and 2001, respectively, to write down the patents. In connection with the 2002 charge, Corning fully impaired the book values of the patents. Accordingly, there is no amortization expense in the period subsequent to December 31, 2002.

7.	Product Warranty Liability

      Provisions for estimated expenses related to product warranties are made at the time the products are sold using historical experience as an estimate for expected settlements and when a customer indicates a product is not performing as expected. Reserves are adjusted when experience indicates an expected settlement will differ from initial estimates. A reconciliation of the changes in the product warranty

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

liability during the six months ended June 30, 2003 (unaudited) and year ended December 31, 2002 follows:

	Six Months Ended	Year Ended
	June 30,	December 31,
	2003	2002

	(Unaudited)
Balance at beginning of period	$22,464	$23,826
Provision based on current period sales	60	3,713
Adjustments to liability existing at beginning of period	(6,247)	(2,207)
Settlements made during period	(4,112)	(2,868)

Balance at end of period	$12,165	$22,464

      Avanex has agreed to assume product warranty obligations of the optical components business, including certain identified repair programs. Corning has agreed to reimburse Avanex on an as-incurred basis for costs to complete the identified repair obligations (up to an agreed maximum reimbursement of $14,165). In addition, Corning has agreed to contribute cash to Avanex at the transaction closing date equal to the optical components business then-current liability of other estimated warranty obligations. The amount of the cash contribution is currently estimated at approximately $1,400.

8.	Acquired In-process Research and Development

      Corning completed a number of purchase acquisitions relating to its photonic technologies business in 2000. As part of analyzing each of these acquisitions, Corning made a decision to buy technology that had not yet been commercialized rather than develop the technology internally. Corning based this decision on a number of factors, including the amount of time it would take to bring the technology to market. Corning also considered its internal research resource allocation and its progress on comparable technology, if any.

      In connection with acquisitions, management is responsible for estimating the fair value of the assets and liabilities acquired. Management has made estimates and assumptions that affect the reported amounts of assets, liabilities and expenses resulting from such acquisitions.

      Amounts allocated to purchased in-process research and development (IPRD) were established through recognized valuation techniques in the high technology communications industry. Certain projects were acquired for which technological feasibility had not been established at the date of acquisition and for which no alternative future uses existed. In accordance with SFAS No. 2, “Accounting for Research and Development Costs,” as interpreted by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” amounts assigned to IPRD meeting the above criteria must be charged to expense at the date of consummation of the purchase.

      The value allocated to projects for which a charge was recorded was determined by the traditional income approach, which discounts expected future debt-free income to present value. The discount rates used were specific to each project and were derived from a cost of capital for each specific acquisition target, adjusted upward for the stage of completion of each project.

      Expected future debt-free income was derived with the following considerations:

•	revenues were estimated based on relevant market size, growth trends in the industry and individual product sales cycles,

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

•	estimated operating expenses included cost of goods sold, selling, general and administrative expenses, and research and development expenses to maintain the products once they have been introduced,

•	estimated tax expenses were specific to each acquired entity and its tax profile, and

•	for certain projects, as appropriate, a return on core technology was deducted based upon market standards for licensed existing technology and a return on assets was deducted based upon industry comparisons.

      The nature of the efforts to develop the acquired technology into commercially viable products consists principally of planning, designing and testing activities necessary to determine that the product can meet market expectations. Corning expected that products incorporating the acquired technology from these projects will be completed and will begin to generate cash flows over the five years following integration.

      The timing and success of development of the technologies not abandoned remains a risk due to the remaining effort to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competition in the marketplace.

      The IPRD activities relating to the optical components business to be acquired by Avanex are limited specifically to the lithium-niobate modulators programs relating to Corning’s December 12, 2000 acquisition of Pirelli’s optical components and devices business. Lithium-niobate modulators are ideally suited for use in high-speed, long haul optical communications networks. The technology has been chosen by a majority of long-haul equipment suppliers because it has the best combination of optical, electronic and reliability performance. Five of the lithium-niobate research projects qualified as IPRD projects and the completion percentages of these five projects ranged from 10% to 90%.

      Projected debt-free income was initially discounted using a rate of 17% to reflect the weighted-average cost of capital (entity risk) for this entity. The product was also discounted to account for the research project’s stage of development. Corning recorded an IPRD charge of $235,000 in the fourth quarter of 2000.

9.	Employee Retirement Plans

      The Corning optical components business U.S. employees participate in Corning’s defined benefit pension and defined benefit postretirement health care plans.

      Under the Corning defined benefit pension plan, the Corning optical components business employees participate in the cash balance plan in which employee accounts are credited monthly with a percentage of eligible pay based on age and years of service. Benefits remain 100% vested after five years of service. Under the Corning defined benefit postretirement health care and life insurance plan, benefits are vested upon reaching retirement age.

      Pension costs are allocated to the Corning optical components business based on relationships to salaries and hours worked. Postretirement healthcare and life insurance benefits are charged to the business based on the number of active employees. The allocations may not reflect the actual results if the Corning optical components business had operated as an independent business. Pension and postretirement healthcare and life insurance liabilities have been excluded from the statements of assets to be acquired and liabilities to be assumed because Avanex will not be assuming these liabilities.

      For the three years in the period ended December 31, 2002, the amounts charged to the Corning optical components business by

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

Corning relating to the defined benefit pension and postretirement healthcare and life insurance plans follow:

	Years Ended December 31,

	2002	2001	2000

Pension	$759	$1,803	$1,794
Postretirement healthcare and life insurance	929	1,319	1,302

      The employees of the Corning optical components business located in Milan, Italy participate in a termination indemnity plan. For the years ended December 31, 2002 and 2001, the periodic expense relating to this plan was $100 and $261, respectively. The liability related to this benefit plan has been excluded from the statements of assets to be acquired and liabilities to be assumed because Avanex will not be assuming this liability.

10.	Related Party Transactions

Inventory Purchases

      The Corning optical components business purchases pumps used in the production of amplifiers from Corning Lasertron, Inc., a wholly owned subsidiary of Corning. In addition, the Corning optical components business purchases from Corning dispersion compensation fiber used in the production of dispersion compensation modules and erbium doped fiber used in the production of amplifiers. For the six months ended June 30, 2003 (unaudited) and 2002 (unaudited), the Corning optical components business purchased $4,003 and $3,706, respectively, of pumps and fiber from Corning. For the years ended December 31, 2002, 2001 and 2000, the Corning optical components business purchased $6,120, $34,875 and $22,330, respectively, of pumps and fiber from Corning. The costs associated with the purchases of pumps reflect management’s estimate of market value. The costs associated with the purchases of dispersion compensation and erbium doped fiber approximate costs historically used in association with transfers within Corning and which management believes are reasonable and consistently applied.

Centralized Services

      The Corning optical components business is provided certain administrative and operating functions by Corning, including administration of benefit plans, payroll, accounts receivable (including credit and collections), accounts payable processing, information services, engineering services and purchasing and transportation. The costs for these services are charged to the Corning optical components business using methods deemed appropriate for the nature of the expenses involved and consistent with charges to other Corning business units. The methods utilize various allocation bases such as the number of employees and related payroll costs, and direct effort expended. These costs are included in cost of revenues and general and administrative expenses. Although Corning believes the allocations and charges for such services are reasonable, the costs of these services charged to the Corning optical components business may not be indicative of the costs that would have been incurred if the Corning optical components business had been a stand-alone entity.

11.	Restructuring and Impairment Charges

2002 Restructuring Actions

      Corning’s optical components business is a manufacturer of certain photonic modules and components for the worldwide telecommunications industry. The telecommunications market is undergoing a dramatic decline in demand for telecommunication products as major buyers of network equipment in this industry

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

have reduced their capital spending plans over the past two years and are expected to continue such reductions in the near future. The lack of demand for optical component products started in early 2001 and resulted in restructuring and impairment charges in 2001 and 2002. This negative trend is expected to continue into the foreseeable future.

      The continued decline in demand for the products manufactured and sold by the optical components business required Corning to continue the restructuring of its optical components business beyond those measures taken in 2001 to bring manufacturing capacity in line with revenue projections. As it relates to the optical components business, Corning recorded a total of $170.2 million in pre-tax restructuring and long-lived asset impairment charges over the second, third and fourth quarters of 2002.

      The following table summarizes the net charges (credits) for the year ended December 31, 2002 (in millions):

Restructuring charges:
Employee related costs	$8.7

Impairment of long-lived assets:
Assets to be disposed of by sale or abandonment	49.4	(a)
Assets held for use	112.1

Total impairment of long-lived assets	161.5

Total restructuring and impairment charges and credits, net	$170.2

(a)	Amount is net of $8.6 million adjustment to assumed salvage values on asset disposals.

Restructuring Charges

      The 2002 restructuring charges of $8.7 million relates entirely to the elimination of 120 hourly and salaried positions within the Erwin Park, New York and Milan, Italy manufacturing sites of the optical components business. Employees have been informed of the restructuring initiatives and benefits available to them under applicable benefit plans. These benefits include involuntary separation and social programs.

Impairment of Long-Lived Assets — Assets to be Disposed of by Sale or Abandonment

      Corning evaluated for impairment the carrying value of the long-lived assets of its Erwin Park, New York and Milan, Italy facilities impacted by the restructuring actions. The carrying value of a long-lived asset is considered impaired when the anticipated separately identifiable undiscounted cash flows from that asset are less than the carrying value of the asset. The impairment charges were determined based on the amount by which the carrying value exceeded the fair market value of the asset. Corning recorded charges of $58.0 million in 2002 to impair equipment related to the optical components business manufacturing sites and product lines. The charge was offset by a $8.6 million adjustment to assumed salvage values on asset disposals related to the 2001 restructuring actions.

      A significant portion of the assets impaired were recently acquired or built in connection with capacity expansions in anticipation of future demand.

Impairment of Long-Lived Assets — Assets Held for Use

      Certain competitors indicated that they will exit the business and others announced decisions to consolidate or restructure. As short term projections reflect continued operating and cash losses and the long-term expectations are uncertain, it was determined that the long-lived assets of this business (property, plant and equipment and patents) should be evaluated for impairment.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The impairment evaluation required management to develop operating cash flow projections for each strategic alternative and to make assessments as to the probability of each outcome. It was determined that the long-lived assets of this business were not recoverable through future cash flows. The assets were written down to their estimated salvage value, as this amount is the best reflection of fair value. The amount relating to the assets to be acquired by Avanex was $112.1 million, which was reflected in the line item “impairment of long-lived assets” in the statements of net revenues and direct operating expenses. The charge included $39.8 million related to patents. The estimate of salvage value is an area of management judgment. See Critical Accounting Policies and Estimates in the Management’s Discussion and Analysis section for related discussion. The remaining long-term assets of this business approximate $5 million and are classified as “held for use.”

2001 Restructuring Actions

      In response to the significantly deteriorating business conditions within the optical components business, Corning recorded a total of $156.6 million in pre-tax charges over the second, third and fourth quarters of 2001 related to the optical components business manufacturing sites and product lines.

      The following table illustrates the charges for the year ended December 31, 2001 (in millions):

Restructuring charges:
Employee related costs	$11.6
Other charges	13.6

Total restructuring charges	25.2

Impairment of long-lived assets:
Assets to be disposed of by sale or abandonment	50.8
Assets held for use	80.6

Total impairment of long-lived assets	131.4

Total restructuring and impairment charges	$156.6

Restructuring Charges

      The 2001 restructuring charges of $25.2 million included $11.6 million of employee separation costs and $13.6 million in other exit costs (principally lease termination and contract cancellation payments). The charge entailed the elimination of 230 hourly and salaried positions within the manufacturing sites to be acquired by Avanex. Employees had been informed of the restructuring initiatives and benefits available to them under applicable benefit plans. These benefits include involuntary separation and social programs.

Impairment of Long-Lived Assets — Assets to be Disposed of by Sale or Abandonment

      Corning has evaluated for impairment the carrying value of the long-lived assets at the sites that were impacted by the restructuring actions. The carrying value of a long-lived asset is considered impaired when the anticipated separately identifiable undiscounted cash flows from that asset are less than the carrying value of the asset. The impairment charges were determined based on the amount by which the carrying value exceeded the fair market value of the asset. Corning recorded $50.8 million in 2001 to impair equipment related to the optical components business manufacturing sites and product lines.

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets — Assets Held for Use

      During the first half of 2001, Corning experienced a significant decrease in the rate of growth of its optical components business due to a dramatic decline in infrastructure spending in the telecommunications industry. During the second quarter, major customers in the optical components business reduced their order forecasts and canceled orders already placed. As a result, management determined that the growth prospects of this business were significantly less than previously expected and those of historical periods.

      Corning reviews the recoverability of its long-lived assets, including intangible assets other than goodwill, when events or changes in circumstances occur that indicate the carrying value of the asset may not be recoverable. As a result of the business conditions noted above, Corning concluded such an assessment was required for its optical components business in the second quarter of 2001. Corning assesses recoverability of the carrying value based upon cumulative expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations.

      As a result of this test, Corning determined that the long-lived assets, including certain intangibles related to the acquisition of the Pirelli optical components and devices business (the “Pirelli transaction”) in December 2000, were not recoverable under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of,” which was the governing GAAP guidance at that time. The impairment assessment was performed at the lowest level in which discrete cash flows were available for these divisions within the optical components business. Corning’s policy is to write-down long-lived assets to fair value in such circumstances.

      Management estimated fair value using several techniques. While each method generated comparable fair values, management adjusted the assets to estimates based on average multiples of forecasted revenues and earnings of comparable publicly traded companies with operations in the optical component market segment.

      In the second quarter of 2001, Corning recorded pre-tax charges of $80.6 million to impair intangible assets relating to the optical components business.

12.	Concentration of Net Sales

      Net sales information related to geographic areas follows:

	Years Ended December 31,

	2002	2001	2000

United States	$32,315	$137,539	$159,543
International	34,550	116,757	576,476

Net sales	$66,865	$254,296	$736,019

OPTICAL COMPONENTS BUSINESS OF CORNING

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The optical components business net sales during the years ended December 31, 2002, 2001, and 2000, respectively, were mainly comprised of eight customers, each of which individually accounted for approximately the following:

	Years Ended December 31,

	2002	2001	2000

Customer A	33%	26%	76%
Customer B	8%	15%	3%
Customer C	10%	2%	12%
Customer D	13%	12%	—
Customer E	3%	9%	1%
Customer F	5%	3%	—
Customer G	8%	6%	—
Customer H	—	11%	3%

	80%	84%	95%

13.	Commitments and Contingencies

Commitments

      Minimum rental commitments relate to the leased Milan, Italy facility. The amounts outstanding at December 31, 2002 follow:

2003	$703
2004	816
2005	816
2006	816
2007	816
2008	816

Total	$4,783

      As a result of negotiations related to the 2002 rental expense, the optical components business recorded a credit of $2,700 in the first quarter of 2003. Rental expense for the two years ended December 31, 2002 and 2001 was $3,004 and $210, respectively. There was no rental expense in 2000 as Corning acquired Pirelli’s optical components business in December 2000.

Contingencies

      From time to time, the optical components business may be subject to other claims, which arise in the normal course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, the ultimate disposition of these claims will not have a material adverse effect on the assets to be acquired, liabilities to be assumed or the revenues and direct operating expenses relating to the optical components business assets and product lines to be acquired by Avanex.

14.	Subsequent Event (Unaudited)

      Subsequent to June 30, 2003, the optical components business of Corning reached a settlement agreement related to certain warranty matters. As a result of this settlement, the warranty obligation has been significantly reduced. This adjustment has not been recorded in these financial statements.